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                                  EXHIBIT 99.5

                      MASTER INVESTMENT ADVISORY AGREEMENT


          This Master Investment Advisory Agreement is made this ___ day of _______________, 1996 by and between the Crabbe Huson Funds, a Delaware business trust (the "Trust"), and The Crabbe Huson Group, Inc., an Oregon corporation (the "Adviser").

                                    RECITALS

          1. The Trust is organized to operate as an open-end management investment company and during the term of this Agreement will be so registered under the Investment Company Act of 1940 (the "1940 Act").

          2. The Adviser is engaged in the business of rendering investment management services under the Investment Advisers Act of 1940.

          3. The Trust will operate as a "series company" as contemplated by Rule 18f-2 under the 1940 Act and is authorized to issue shares of beneficial interest ("Shares") in separate series and sub-series with each such series and sub-series representing an interest in a separate portfolio of securities and other assets during the term of this Agreement.

          4. The Trust intends initially to offer Shares in one Series: The Crabbe Huson Small Cap Fund. Shortly thereafter, The Crabbe Huson Special Fund, Inc., The Crabbe Huson Real Estate Investment Fund, Inc., The Crabbe Huson Equity Fund, Inc., The Crabbe Huson Asset Allocation Fund, Inc., The Oregon Municipal Bond Fund, Inc., The Crabbe Huson Income Fund, Inc., The Crabbe Huson U.S. Government Income Fund, Inc., and The Crabbe Huson U.S. Government Money Market Fund, Inc. (the "Existing Funds"), intend to transfer substantially all their assets into the Trust, and the Trust will issue shares in the following eight additional series to the shareholders of the Existing Funds, (1) The Crabbe Huson Special Fund; (2) The Crabbe Huson Real Estate Investment Fund; (3) The Crabbe Huson Equity Fund; (4) The Crabbe Huson Asset Allocation Fund; (5) The Crabbe Huson Income Fund; (6) The Crabbe Huson Municipal Bond Fund; (7) The Crabbe Huson U.S. Government Income Fund; and (8) The U.S. Government Money Market Fund together with The Crabbe Huson Small Cap Fund Series (the "Initial Series"). The Initial Series, together with all other Series subsequently established by the Trust with respect to which the Trust desires to retain the Adviser to render investment advisory services hereunder and with respect to which the Adviser is willing to provide such services, shall hereinafter be referred to collectively as the "Series."


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                                    AGREEMENT

          In consideration of the mutual covenants contained in this Agreement, it is hereby agreed as follows:

          1.   DUTIES OF THE MANAGER.

               1.1 GENERAL DUTIES OF ADVISER. The Trust hereby retains the Adviser to act as its manager and investment adviser and to furnish the Trust with the management and investment advisory services described below, subject to the policies of, review by and overall control of the Board of Trustees of the Trust, for the period and on the terms and conditions set forth in this Agreement. The Adviser hereby accepts such employment and agrees during such period, at its own expense, to render such services, and to arrange for the rendering of such services, and to assume the obligations herein set forth for the compensation provided for herein.

               1.2 MANAGEMENT AND ADMINISTRATIVE SERVICES. The Adviser shall perform, or supervise the performance of, the management and administrative services necessary for the operation of each Series to the extent requested by the Trustees and to the extent such services are not already performed by State Street Bank and Trust Company ("State Street") pursuant to the Administration Agreement, dated _______________, between State Street and the Trust.

               1.3 INVESTMENT ADVISORY SERVICES. The Adviser shall provide each Series with, or supervise the provision of, such investment research, advice and supervision as the latter may from time to time consider necessary for the proper supervision of the assets of each Series. The Adviser shall act as investment adviser to each Series and as such shall furnish continuously an investment program for each Series and shall make determinations, or supervise the making of determinations, as to which securities shall be purchased, sold or exchanged and what portion of the assets of each Series shall be held in the various securities in which each Series invests or in cash, subject always to the restrictions of the Declaration of Trust and By-Laws of the Trust, as amended from time to time, the provisions of the 1940 Act and the statements relating to each Series' investment objective, investment policies and investment restrictions as the same are set forth in the Prospectus and Statement of Additional Information. The Adviser shall make determinations, or supervise the making of determinations, as to the manner in which voting rights, rights to consent to corporate action and any other rights pertaining to each Series' portfolio securities shall be exercised. Should the Board of Trustees, however, make any definite determination as to investment policy and notify the Adviser thereof in writing, the Adviser shall be bound by such determination for the period, if any, specified in


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such notice or until similarly notified that such determination has been revoked. The Adviser shall take, on behalf of each Series, all actions which it deems necessary to implement the investment policies determined as provided above, and in particular to place, or supervise the placing of, all orders for the purchase or sale of portfolio securities for each Series' account with brokers or dealers selected by it, and to that end, the Adviser is authorized as the agent of the Trust to give instructions to the custodian of the Trust as to deliveries of securities and payments of cash for the account of each Series.
In connection with the selection of such brokers or dealers and the placing of such orders, the Adviser is directed at all times to seek to obtain executions and price within the policy guidelines determined by the Board of Trustees of the Trust and set forth in the Prospectus and Statement of Additional Information. Subject to this requirement and the provisions of the 1940 Act, the Securities Exchange Act of 1934, as amended, and other applicable provisions of law, the Adviser or subadviser, if any, may select brokers or dealers with which it, the subadviser or the Trust, is affiliated.

               1.4 ADDITION OF A SERIES. In the event that the Trust establishes one or more Series of Shares other than the Initial Series with respect to which it desires to retain the Adviser to render management and investment advisory services hereunder, it shall so notify the Adviser in writing, indicating the advisory fee which will be payable with respect to the additional Series of Shares and indicating any further information it may need to approve the retention of the Adviser. If the Adviser is willing to render such services, it shall so notify the Trust in writing and supply any requested information. If the information is satisfactory, the Board of Trustees shall, at a duly called meeting, retain the Adviser and such series shall become a Series under this Agreement.

          2.   ALLOCATION OF CHARGES AND EXPENSES.

               2.1 PROVISION OF FACILITIES AND PERSONNEL BY ADVISER. Adviser agrees to furnish such investment advice described in paragraph 1, above, and to furnish, for the use of the Trust, office space and all necessary office facilities, equipment and personnel for servicing the investments of each Series, maintaining its organization and assisting in providing shareholder communications and information services and to permit any of its officers and employees to serve, without compensation, as trustees, or officers of the Trust if elected to such positions. Adviser shall pay the salaries and fees, if any, of all officers of the Trust and of all trustees of the Trust who are "interested persons" as defined in the 1940 Act of the Trust or of the Adviser and of all personnel of the Trust or Adviser performing services relating to research, statistical and investment activities.


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               2.2  RESPONSIBILITY FOR EXPENSES.  The Trust shall pay all its expenses other than those expressly stated to be payable by Adviser herein or the Trust's Distributor pursuant to the Distribution Agreement (as defined in the Fund's current Prospectus). The expenses payable by the Trust shall include, without limitation, (a) interest and taxes; (b) fees payable hereunder;
(c) brokerage commissions and other costs in connection with the purchase or sale of securities; (d) fees and expenses of its Trustees other than those who are "interested persons" of the Trust or the Adviser; (e) legal and audit expenses; (f) transfer agent expenses and expenses for servicing shareholder accounts; (g) expenses of computing the net asset value of the Shares of the Trust and the amount of dividends payable thereon; (h) custodian fees and expenses; (i) fees and expenses related to the registration and qualification of the Trust and its Shares for distribution under state and federal securities laws; (j) expenses of printing and mailing reports, notices and proxy materials to shareholders of the Trust; (k) the cost of share certificates, if any; (l) reports, membership and dues in the Investment Company Institute or any similar organization; (m) expenses of preparing and type setting prospectuses; (n) expenses of printing and mailing prospectuses sent to existing shareholders; (o) such nonrecurring expenses as may arise, including expenses incurred in actions, suits or proceedings to which the Trust is a party and the legal obligation which the Trust may have to indemnify its officers and Trustees in respect thereto; (p) costs of State Street; and (q) such other expenses as the Trustees may, from time to time, determine to be properly payable by the Trust.

               2.3 EXPENSES IN EXCESS OF LIMITATIONS. If the operating expenses of a Series, including amounts payable to the Adviser pursuant to
Section 5 of this Agreement, for any fiscal year ending on a date on which this Agreement is in effect exceed the expense limitations applicable to the Series imposed by any state securities laws, or regulations thereunder, as such limitations may be raised or lowered from time to time, the Adviser shall reduce its management fee to the extent of such excess and, if required by any such laws or regulations, will reimburse the Trust for annual operating expenses in excess of any expense limitation that may be applicable; provided, however, there shall be excluded from such expenses the amount of any interest, taxes, brokerage commissions, and extraordinary expenses (including, but not limited to, legal claims and liabilities and litigation costs and any indemnification related thereto) paid or payable by the Trust. Such reduction, if any, shall be computed and accrued daily, shall be settled on a monthly basis and shall be based upon the expense limitation applicable to the Series as of the end of the last business day of the month. Should two or more such expense limitations be applicable as of the end of the last business day of the month, that expense limitation which results in the largest reduction in the Adviser's fee shall be applicable.


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Such reimbursement, if any, shall be made by the Adviser within 30 days of the date upon which audited financial statements in the fiscal year as to which such reimbursement is due are first available to the Trust.

               2.4 COMPUTATION OF EXPENSE LIMITATION. For purposes of this provision, should any applicable expense limitation be based upon the gross income of a Series, such gross income shall include, but not be limited to, interest on debt securities in the Series' portfolio accrued to and including the last day of the Series' fiscal year, the record dates for which fall on or prior to the last day of such fiscal year, but shall not include gains from the sales of securities.

          3. CONTROL OF INVESTMENT POLICIES. The investment policies and all other actions of each Series are, and shall at all times be, subject to the control and direction of the Board of Trustees of the Trust.

          4. PLACEMENT OF ORDERS. With respect to services performed in connection with the purchase and sale of portfolio securities on behalf of each Series, the Adviser may place transaction orders for each Series with brokers or dealers selected by the Adviser. In connection with the selection of such brokers or dealers and the placing of such orders, the Adviser shall not be deemed to have acted unlawfully or to have breached any duty, created by this Agreement or otherwise, solely by reason of its having caused a Series to pay a broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Adviser has determined in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Adviser's overall responsibility with respect to the Series and to other accounts of the Adviser as to which the Adviser exercises investment discretion.

          5. COMPENSATION. The Trust shall pay the Adviser as full compensation for all services rendered to a Series a management fee for that Series determined in accordance with Schedule A attached hereto, which schedule shall be amended any time a Series is added to the Initial Series.

          6. RELATIONSHIP OF PARTIES. In acting under this Agreement, the Adviser shall be an independent contractor and shall not be an agent of the Trust. The services of the Adviser under this Agreement are not to be deemed exclusive, and the Adviser shall be free to render similar services or other services to others, including other investment companies, so long as its


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services under this Agreement are not impaired by the delivery of such services.

          7.   LIABILITY OF ADVISER.

               7.1 LIMITATION OF LIABILITY. The Adviser shall exercise its best judgment in rendering the services provided by it under this Agreement.
The Adviser shall not be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in the execution and management of the Fund, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the 1940 Act) or loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties, or from reckless disregard by it of its obligations and duties hereunder. The Adviser shall not be liable for any losses caused by disturbances of its operations by virtue of force majeure, war, riot, or damage caused by nature or due to other events for which the Adviser is not responsible (E.G., strike, lock-out or losses caused by the imposition of foreign exchange controls, expropriation of assets or other acts of domestic or foreign authorities). As used in this Section 7.1, the term Adviser shall include any affiliates of the Adviser performing services for the Trust contemplated hereby and directors, officers, partners and employees of the Adviser and of such affiliate.

               7.2 INDEMNIFICATION. The Trust shall indemnify the Adviser, its officers, directors, shareholders and employees (each, "Indemnitees") and hold Indemnitees harmless from and against all damages, liabilities, costs and expenses (including reasonable attorneys' fees and amounts reasonably paid in settlement) incurred by the Indemnitees or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Trust or its security holders) arising out of or otherwise based upon any action actually or allegedly taken or omitted to be taken by the Indemnitees in connection with the performance of any of its duties or obligations under this Agreement; provided, however, that nothing contained herein shall protect or be deemed to protect the Indemnitees against or entitle or be deemed to entitle the Indemnitees to indemnification in respect of any liability to the Trust or its security holders to which the Indemnitees would otherwise be subject by reason of a breach of fiduciary duty with respect to the receipt of compensation for services or of willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of its reckless disregard of its duties and obligations under this Agreement (hereinafter "Disabling Conduct"). The determination whether the actions of an Indemnitee constituted Disabling Conduct shall be established (a) by a final


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decision on the merits by a court or other body before whom the proceeding was brought that the Indemnitee did not engage in Disabling Conduct or (b) in the event of a settlement or other disposition not involving a final decision on the merits and resulting in a payment by an Indemnitee (unless there has been a determination that such Indemnitee did not engage in Disabling Conduct by the court or other body approving the settlement or other disposition) a reasonable determination, based on a review of readily available facts that Indemnitee did not engage in Disabling Conduct, such determination being made by: (i) a vote of a majority of the Disinterested Trustees acting on the matter (provided that a majority of Disinterested Trustees act on the matter) or (ii) written opinion of independent legal counsel. Expenses of preparation and presentation of a defense to any claim, suit or proceeding subject to a claim for indemnification under this Section shall be advanced by the Trust prior to final disposition thereof upon receipt of an undertaking by or on behalf of the recipient to repay such amount if it is ultimately determined that he is not entitled to indemnification under this Section, provided that either: (a) such undertaking is secured by a surety bond or some other appropriate security or the Trust shall be insured against such losses arising out of any such advances; or (b) a majority of the Disinterested Trustees acting on the matter (provided that a majority of Disinterested Trustees act on the matter) or independent legal counsel in a written opinion shall determine, based upon a review of the readily available facts that there is reason to believe that the recipient ultimately will be found entitled to indemnification. For purposes of this Section, a Disinterested Trustee is one (i) who is not an Interested Person of the Trust as such term is defined in the 1940 Act and (ii) against whom none of such actions, suits or other proceedings or another action, suit or proceeding on the same or similar ground is then or has been pending.

          8. LICENSE TO USE THE CRABBE HUSON NAMES. The Trust is named the Crabbe Huson Funds and each Series may be identified, in part, by the name "Crabbe Huson." The Trust acknowledges that prior to the date hereof, the name "Crabbe Huson" has been used by each of the Trust's predecessors, and, along with the name "The Crabbe Huson Family of Mutual Funds" and certain other names which include the words "Crabbe Huson" (the "Crabbe Huson Names"), were used and will be used with the permission of the Adviser or its predecessors-in-interests. The Adviser hereby grants to the Trust a nonexclusive right and license to use the Crabbe Huson Names and the words "Crabbe Huson" as part of the name of the Trust and each Series of the Trust only for so long as this Agreement or any extension, renewal or amendment hereof remains in effect, including any similar agreement with any organization which shall have succeeded to the Adviser's business as Adviser or any extension, renewal or amendment thereof remain in effect. The Trust agrees that it shall acquire no interest in the name "Crabbe Huson," that


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all uses thereof by the Trust shall inure to the benefit of the Adviser and that it shall not challenge the validity or Adviser's ownership thereof.

          9. ACKNOWLEDGEMENT OF INTERESTED STATUS. Subject to all applicable statutes and regulations, it is understood that directors, officers or agents of the Trust are or may be interested in the Adviser as officers, directors, agents, shareholders or otherwise and that the officers, directors, shareholders and agents of the Adviser may be interested in the Trust as officers, directors, agents, shareholders or otherwise.

          10. TERMINATION. This Agreement shall become effective on the date hereof and shall remain in full force and effect until the annual anniversary of the date of this Agreement, unless sooner terminated as provided below. This Agreement shall continue in force from year to year thereafter, but only as long as such continuance is specifically approved at least annually in the manner required by the 1940 Act. This Agreement shall automatically terminate in the event of its assignment, and may be terminated at any time without payment of any penalty by the Trust or by the Adviser on 60 days written notice to the other party. This Agreement may be terminated at any time without notice by the Trust if it is established by a court of competent jurisdiction that the Adviser or any officer or director of the Adviser has taken action which results in a breach of the covenants of the Adviser set forth in this Agreement. Termination of this Agreement shall not affect the right of the Adviser to receive payments on any unpaid balance of the compensation described in Section 5 earned prior to such termination.

          11. SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not thereby be affected.

          12. NOTICES. Any notice under this Agreement shall be in writing, addressed and delivered or mailed, postage prepaid, to the other party at such address as such other party may designate for the receipt of such notice.

          IN WITNESS WHEREOF, the Fund and Adviser have caused this Agreement to be executed as of the date first written above.

CRABBE HUSON FUNDS                      THE CRABBE HUSON GROUP, INC.


-----------------------------------     ----------------------------------------
By: Richard S. Huson                    By: James E. Crabbe
Its: President                          Its: President


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                                   SCHEDULE A

          Each Series shall pay the Adviser as compensation for its services, a fee determined and accrued daily and paid bi-monthly, based on a stated percentage of the average daily net assets of such Series per annum as set forth below

                            CRABBE HUSON SPECIAL FUND
                           CRABBE HUSON SMALL CAP FUND
                          CRABBE HUSON REAL ESTATE FUND
                         CRABBE HUSON EQUITY FUND SERIES
                    CRABBE HUSON ASSET ALLOCATION FUND SERIES

Net Asset Value                                                      Annual Rate
---------------                                                      -----------

First $100 Million . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1.00%
Next $400 Million  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 0.85%
Amounts over $500 Million  . . . . . . . . . . . . . . . . . . . . . . . . 0.60%

                            CRABBE HUSON INCOME FUND

Net Asset Value                                                     Annual  Rate
---------------                                                     ------------

First $100 Million . . . . . . . . . . . . . . . . . . . . . . . . . . . . 0.75%
Next $400 Million  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 0.60%
Amounts over $500 Million  . . . . . . . . . . . . . . . . . . . . . . . . 0.50%

                           OREGON MUNICIPAL BOND FUND
                    CRABBE HUSON U.S. GOVERNMENT INCOME FUND
                 CRABBE HUSON U.S. GOVERNMENT MONEY MARKET FUND



Net Asset Value                                                      Annual Rate
---------------                                                      -----------

First $100 Million . . . . . . . . . . . . . . . . . . . . . . . . . . . . 0.50%
Next $400 Million  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 0.45%
Amounts over $500 Million  . . . . . . . . . . . . . . . . . . . . . . . . 0.40%